UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

March 31, 2006

Electronic Clearing House, Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other Jurisdiction of Incorporation or Organization)

000-15245 (Commission File Number)		93-0946274 (IRS Employer Identification No.)

730 Paseo Camarillo, Camarillo, California 93010 (Address of Principal Executive Offices and zip code)

(805) 419-8700
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:
*	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
*	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
*	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
*	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant’s Business and Operations.

Section 1.01	Entry into a Material Definitive Agreement.

On March 31, 2006, Electronic Clearing House, Inc., and its wholly-owned subsidiary, XpressCheX, Inc., (collectively, the “Registrant”), entered into a Settlement and License Agreement (the “Agreement”) with LML Patent Corp. (“LML”), a wholly-owned subsidiary of LML Payment Systems Inc. The Agreement relates to a patent infringement lawsuit previously filed by LML in the United States District Court for the District of Delaware.

In connection with the settlement, the Registrant agreed to pay LML an amount equal to $400,000 in exchange for mutual releases and dismissal of all actions among the parties. Also, as consideration for the parties’ agreement not to initiate against one another any other patent infringement suit, action or administrative proceeding in the United States or Canada prior to April 1, 2009, the Registrant agreed to pay LML an amount equal to $200,000.

Additionally, pursuant to the terms of the Agreement and subject to certain restrictions, the Registrant has agreed to pay LML royalty fees in the amount of approximately $170,000 annually, based on current POP transaction volume, in consideration for a non-exclusive license to certain U.S. patents held by LML (Patent No. 6,354,491; 5,484,988; 6,164,528 and 6,283,366) one of which was the subject of the claim by LML. According to the terms of the Agreement, the non-exclusive license will terminate on January 16, 2013.

The Agreement was entered into without admission of fault or liability by the Registrant or any other party.

The remainder of the Agreement is subject to a confidentiality provision.

On April 3, 2006, the Registrant issued a press release announcing the settlement, which release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Section 9	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable
(b)	Not applicable
(c)	Not applicable
(d)	Exhibits

99.1	Press Release issued by the Registrant on April 3, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRONIC CLEARING HOUSE, INC.
(Registrant)

By:	/s/Alice Cheung
Alice L. Cheung, Treasurer &
Chief Financial Officer

Dated: April 3, 2006

EXHIBIT INDEX

Exhibit	Number Description

99.1	Press Release issued by the Registrant on April 3, 2006.